Exhibit 99.1

FOR IMMEDIATE RELEASE

CITADEL BROADCASTING CORPORATION COMPLETES FINANCIAL

RESTRUCTURING AND EMERGES

FROM CHAPTER 11

LAS VEGAS, NV, June 3, 2010 – Citadel Broadcasting Corporation (“Citadel”) today announced that it has successfully completed its financial restructuring and emerged from Chapter 11.

Citadel’s Plan of Reorganization was confirmed by the United States Bankruptcy Court for the Southern District of New York on May 19, 2010.

About Citadel

Citadel Broadcasting Corporation is the third largest radio group in the United States, with a national footprint reaching more than 50 markets. Citadel is comprised of 166 FM stations and 58 AM stations in the nation’s leading markets, in addition to Citadel Media, which is one of the leading radio networks in the United States. For more information visit www.citadelbroadcasting.com.

Contacts

Anna Cordasco/Jonathan Doorley

Sard Verbinnen & Co.

(212) 687-8080